UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): February 15, 2007
LAM RESEARCH CORPORATION
(Exact name of registrant as specified in its charter)
Delaware
(State or Other Jurisdiction of Incorporation)

0-12933 (Commission File Number)	94-2634797 (IRS Employer Identification Number)
4650 Cushing Parkway
Fremont, California 94538
(Address of principal executive offices including zip code)
(510) 572-0200
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Compensatory Arrangements of Certain Officers.
SIGNATURES

Item 5.02 Compensatory Arrangements of Certain Officers.
Adoption of Executive Incentive Plan Performance Goals for the First Half of Calendar Year 2007
     On February 15, 2007, the Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) established performance goals under Lam’s 2004 Executive Incentive Plan for the first half of calendar year 2007 for Nicolas J. Bright, the Company’s Executive Vice President, Regional Business and Global Products. The performance goals included financial, operating and marketing objectives. Financial goals included revenue, gross margin and operating profit targets. Non-financial targets included certain market position objectives. Mr. Bright’s target incentive amount is 85% of his salary. His actual incentive award may range from zero to 2.4 times the target amount based on both corporate and individual performance factors. To the extent that the actual performance (whether corporate or individual) falls below predetermined performance targets, incentive awards are determined as a declining percentage of the target incentive amount. No incentive awards are paid under the Incentive Plan if predetermined minimum financial performance targets are not met. The performance goals established for the first half of the year shall continue for the second half of the year unless the Committee determines to revise the goals for the second half of 2007. The individual and corporate performance goals established for Mr. Bright supersede and replace the corporate performance goals previously established by the Committee on January 15, 2007 for Mr. Bright under its calendar year 2007 incentive plan for its named executive officers.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: February 22, 2007

LAM RESEARCH CORPORATION
By:	/s/ Martin B. Anstice
Martin B. Anstice
Group Vice President, Chief Financial Officer and Chief Accounting Officer